CORPORATE PARTICIPANTS

Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher - IR

Neil Wilkin, Jr. Optical Cable Corporation - Chairman, President, CEO

Tracy Smith Optical Cable Corporation - SVP, CFO

PRESENTATION

Operator

Good morning. My name is Jackie and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation First Quarter 2013 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period.

(Operator Instructions)

Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you. Good morning and thank you all for participating in Optical Cable Corporation’s first quarter of fiscal year 2013 conference call. By this time, everyone should have a copy of the earnings press release. If you don’t have it, please visit occfiber.com for a copy. On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC.

Before we begin, I’d like to remind everyone on this call that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors referenced in the forward-looking statements section on this morning’s press release. These cautionary statements apply to the contents of the Internet Webcast on occfiber.com, as well as today’s call.

Now I’ll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin, Jr. - Optical Cable Corporation - Chairman, President, CEO

Thank you, Andrew, and good morning, everyone. Joining me today on the call at OCC’s Roanoke, Virginia corporate headquarters is Tracy Smith, who is our Senior Vice President and Chief Financial Officer.

I will begin the call today with a few opening remarks. Tracy will then review the first quarter results for the three-month period ended January 31, 2013 in more detail. After Tracy’s remarks, we will answer as many of your questions as we can. As is our normal practice, we will take questions from analysts and institutional investors during the Q&A session.

We will also offer shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our earnings call.

We are pleased with our net sales and earnings results for the first quarter of fiscal year 2013, especially given the continued macroeconomic headwinds and our normal seasonality trend. Sales in our specialty markets increased approximately 19% during the first quarter, compared to the same period last year. However, total net sales for the first quarter of 2013 were about the same when compared to the first quarter of fiscal year 2012, due to decreases in our commercial markets.

During the first quarter of the year, we achieved increases in both gross profit and gross profit margins, driven by our fiber optic cable business products. And we are pleased to have once again achieved positive cash flow from operations.

I also want to highlight that during the quarter we maintained our solid balance sheet and continued to return capital to shareholders through the regular quarterly dividend. During the quarter, the Board of Directors increased the dividend by more than 33% to $0.02 per share per quarter, implying an annual dividend rate of $0.08 per share. The decision to increase OCC’s quarterly dividend demonstrates the Board’s confidence in the Company’s long-term prospects, as well as our commitment to returning capital to shareholders.

We also returned $543,000 in capital to shareholders through the repurchase and retirement of OCC common stock during the first quarter of 2013. As we announced in September 2012, the Board approved a plan to repurchase up to 320,000 shares of our common stock, and to date, we have retired 129,500 shares under that authorization.

As we move forward in 2013, we are focused on various initiatives to grow sales because we believe OCC’s strong operating leverage allows us to deliver disproportional increases in earnings as sales increase—which in turn creates shareholder value. At the same time, we also continue to focus on further improving operational efficiencies and keeping our costs under control. We look forward to reporting on our progress throughout the remainder of the year.

As a reminder, we believe the most appropriate evaluation of OCC’s financial performance is to review our results on an annual basis, rather than on a quarterly basis. OCC’s normal seasonality and timing of customer projects can create fluctuations in quarter-over-quarter results and may not reflect OCC’s long-term prospects.

I will now turn the call over to Tracy Smith, our CFO, who will review some specifics regarding our first quarter of fiscal year 2013.

Tracy Smith - Optical Cable Corporation - SVP, CFO

Thanks, Neil. The Company achieved consolidated net sales of $17.3 million during the first quarter of fiscal year 2013, the same as achieved during the first quarter of fiscal year 2012. Sales in our specialty markets increased by approximately 19% during our first quarter, compared to the same period last year. However, decreases in our commercial markets offset the increase.

Sales to customers outside of the United States increased 23.4% in the first quarter, compared to last year, while net sales to customers in the United States decreased 9.1%, compared to the same period last year.

Gross profit increased 6.1% to $6.5 million in the first quarter, compared to $6.2 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, increased to 37.7%, compared to 35.5% in our fiscal 2012 first quarter. Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on both anticipated and unanticipated changes in product mix.

SG&A expenses increased 3.8% to $6.2 million, compared to $6 million for the same period last year. SG&A expenses as a percentage of net sales were 35.8% in the first quarter, compared to 34.4% in the first quarter of fiscal year 2012. The increase in SG&A expenses was primarily due to increased headcount and employee related costs.

For the first quarter of fiscal year 2013, we reported net income attributable to OCC of $130,000 or $0.02 per basic and diluted share, compared to $192,000 or $0.03 per basic and diluted share for the comparable period last year.

As of January 31, 2013, we had outstanding borrowings of $2 million on our revolving credit facility and $4 million in available credit. We also had outstanding loan balances of $7.9 million under our real estate loans as of January 31.

With that, I’ll turn the call back over to you, Neil.

Neil Wilkin, Jr. - Optical Cable Corporation - Chairman, President, CEO

Thanks, Tracy. And now we’re happy to answer as many of your questions as we can. Operator, if you could please indicate the instructions for participants to call in their questions, I would appreciate it.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). We’ll pause for just a moment to compile the Q&A roster. (Operator Instructions). And at this time, you have no questions.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

And, Neil, this is Andrew. I just wanted to note that, although we’ve as always made the - provided the opportunity for individual shareholders to submit questions, we did not receive any questions from shareholders in advance of the call today.

Neil Wilkin, Jr. - Optical Cable Corporation - Chairman, President, CEO

Okay, thank you. Well, I would like to thank everyone for listening in on the call today and, as always, we appreciate your time and your interest in OCC. Have a nice day.

Operator

Thank you. This concludes today’s conference call. You may now disconnect.